UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2008

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 22, 2008, the following agreements (collectively, the “Servicing Advance Amendment”) were entered into regarding the financing facility maintained by Option One Mortgage Corporation (“OOMC”), a wholly-owned subsidiary of H&R Block, Inc. (the “Company”), to fund servicing advances (the “Servicing Advance Facility”):

(i)

Second Amended and Restated Note Purchase Agreement dated as of January 18, 2008, among Option One Advance Trust 2007-ADV2 (the “OOMC Advance Trust”), Greenwich Capital Financial Products (“Greenwich”), The CIT Group/Business Credit, Inc. (“CIT”) and DB Structured Products, Inc. (“Deutsche”);

(ii)	Amended and Restated Receivables Purchase Agreement dated as of January 18, 2008, among OOMC, Option One Advance Corporation and the OOMC Advance Trust; and
(iii)	Amended and Restated Indenture dated as of January 18, 2008, between the OOMC Advance Trust and Wells Fargo Bank, National Association.

The primary purpose of the Servicing Advance Amendment was to (i) increase the amount of funding available through the Servicing Advance Facility from $800,000,000 to $1,200,000,000 and (ii) add Deutsche as a party to the Servicing Advance Facility.

The Servicing Advance Facility provides funding totaling $1,200,000,000 to fund servicing advances through September 29, 2008 and bears interest at one-month LIBOR plus an additional margin rate. The Servicing Advance Facility is subject to various triggers, events, conditions or occurrences that could result in earlier termination and cross-default features in which a default with respect to other OOMC indebtedness would trigger a default under the Servicing Advance Facility. The Servicing Advance Facility terminates upon a “change in control” of OOMC, in which (i) a party or parties acting in concert acquire a 20% or more equity interest in OOMC or (ii) the Company does not own more than a 50% equity interest in OOMC.

Certain parties to the Servicing Advance Facility have other relationships with the Company or its affiliates. Affiliates of Greenwich, Deutsche and Wells Fargo are lending parties pursuant to credit facilities maintained by Block Financial Corporation, as borrower, and the Company, as guarantor, with various lenders. In addition, Wells Fargo serves as the indenture trustee under a mortgage warehouse facility maintained by OOMC and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	January 24, 2008	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary